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Filed pursuant to Rule 424(b)(3)
Registration No. 333-84442

Prospectus Supplement No. 4
To Prospectus dated April 16, 2002

$100,000,000

Evergreen Resources, Inc.

4.75% Senior Convertible Notes Due 2021 and
the Common Stock Issuable Upon Conversion of the Notes

        This prospectus supplement supplements our prospectus dated April 16, 2002, as supplemented on May 9, 2002, September 13, 2002 and August 21, 2003, relating to the resale by the selling securityholders of 4.75% senior convertible notes due 2021 of Evergreen Resources, Inc. and the shares of common stock, no par value, of Evergreen Resources, Inc. issuable upon the conversion of the notes.

        This prospectus supplement should be read in conjunction with the prospectus and each prospectus supplement, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and the previous prospectus supplements and may not be delivered or utilized except in connection with the prospectus and all related prospectus supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in the previous prospectus supplements. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

        The following table sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholder listed below. All information concerning beneficial ownership has been furnished by the selling securityholder. The selling securityholder may have sold, transferred or otherwise disposed of all or any portion of their notes or acquired additional notes since the date on which it provided this information to us.

        The table below supplements and amends the information in the table of selling securityholders contained under the heading "Selling Securityholders" in the prospectus and the previous prospectus supplements:

Name	Principal Amount at Maturity of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold(2)	Total Shares Beneficially Owned Prior to Offering(3)	Shares to be Beneficially Owned After Completion of this Offering(4)	Percentage of Beneficial Ownership After Completion of this Offering(5)
Bear, Stearns & Co. Inc.(1)	$2,000,000	2.0%	124,200	214,776	90,576	*

*
Less than 1%

(1)
The selling securityholder was the bookrunner for the December 2001 offering of $100,000,000 aggregate principal amount of 4.75% Senior Convertible Notes Due 2021 and the Common Stock Issuable Upon Conversion of the Notes.

(2)
Assumes (i) conversion of the holder's notes set forth in this prospectus supplement at a conversion rate of 40 shares of common stock per $1,000 principal amount at maturity of the notes (as adjusted to reflect our two-for-one stock split on September 16, 2003), and (ii) conversion of an additional $1,105,000 principal amount of 4.75% Senior Convertible Notes due 2021 held as a net short position, assuming conversion of such notes at a conversion rate of 40 shares per 1,000 principal amount of notes. The conversion rate for all of the holder's notes continues to be subject to adjustment, however, as described in the accompanying prospectus under "Description of Notes—Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Includes a net short position of 90,576 shares of common stock.

(4)
Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued upon conversion of such notes are sold by the selling securityholder.

(5)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 42,845,358 shares of common stock outstanding as of November 30, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 12, 2004.

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  Filed pursuant to Rule 424(b)(3) Registration No. 333-84442
Prospectus Supplement No. 4 To Prospectus dated April 16, 2002